Exhibit 99.1
Finisar Announces New Credit Facility with Wells Fargo Foothill
SUNNYVALE, Calif. (Market Wire) October 5, 2009 Finisar Corporation (Nasdaq: FNSRD), a technology leader in gigabit fiber optic solutions for high-speed data networks, today announced that it had entered into an agreement with Wells Fargo Foothill, a leading provider of senior secured financing and part of Wells Fargo & Company (NYSE:WFC), to establish a new senior secured revolving credit facility to finance working capital and to refinance existing indebtedness, including the repurchase of a portion of the Company’s outstanding convertible notes due October 2010.
The new credit facility provides for a $70 million revolving line of credit and includes a $10 million letter of credit sub-facility. Borrowings under the credit facility will bear interest at rates based on the prime rate and LIBOR plus variable margins, under which applicable interest rates currently range from 5.75% to 6.25% per annum. Borrowings will be guaranteed by Finisar’s U.S. subsidiaries and secured by substantially all of the assets of Finisar and its U.S. subsidiaries. The credit facility matures four years following the closing date, subject to certain conditions.
The Company’s ability to borrow under the credit facility is tied to the balance of its qualified accounts receivable and certain assets located in the United States. The credit facility also contains both affirmative and negative covenants, including covenants requiring Finisar to maintain a specified fixed charge coverage ratio.
The credit facility remains subject to various closing conditions. These conditions are expected to be satisfied, and the closing is expected to take place, by the end of October 2009. Once in place, the new credit facility will replace Finisar’s existing $45 million credit facility with another bank.
ABOUT FINISAR
Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and network test systems that enable high-speed voice, video and data communications for networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.
ABOUT WELLS FARGO FOOTHILL
Wells Fargo Foothill is a leading provider of senior secured financing to middle-market companies across the United States and Canada, offering flexible, innovative credit facilities from $10 million to $1 billion and more. It is part of Wells Fargo & Company, a diversified financial services company with $1.3 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through more than 10,000 stores and 12,000 ATMs and the internet (wellsfargo.com) across North American and internationally.